Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-4 of Commerce Union Bancshares, Inc. and its Subsidiaries of our report dated April 17, 2014 relating to our audit of the consolidated financial statements of Reliant Bank and Subsidiary for the year ended December 31, 2013, which appear in the joint proxy statement/prospectus, which is part of this registration statement.

We also consent to the reference to our firm under the caption “Experts” in the joint proxy statement/prospectus, which is part of this registration statement.

/s/ KraftCPAs PLLC

Nashville, Tennessee

January 8, 2015